EXHIBIT 99.1


Press Release

     For More Information Contact:
                                                    For Release October 12, 1995

     Michael A. Feder, Acting President
     (616) 668-3336
     Lewis S. Rosenbloom, Esq., Corporate Counsel
     McDermott, Will & Emery
     (312) 984-6943

                       Medical Surgical Specialties, Ltd.

     International Research and Development Corporation ("IRDC") announced today that its subsidiary Medical Surgical Specialties, Ltd. ("MSS") has entered into agreements for the sale of substantially all of its assets. The primary business of MSS is the reconditioning of fiberoptic and surgical medical products (the "Fiberoptics Division"). Door-Aid, a division of MSS, manufactures and distributes automatic door operators and access control devices for the accessibility industry.

     The Fiberoptics Division is under contract for sale to DLLW Investment Group, a new entity headed by Gerald A. Welch, retired Executive Vice President of The Upjohn Company formed by investors expressly for the purpose of acquiring this business. The Door-Aid Division is under contract for sale to Door Motion Technologies, Inc., also a new company formed expressly for the purpose of acquiring this business.

     In order to consummate the foregoing sales, MSS has sought protection under Chapter 11 of the United States Bankruptcy Code by filing a voluntary petition with the United States Bankruptcy Court of the District of Delaware. Each of the sale contracts is subject to approval of the bankruptcy court. MSS intends to continue its ordinary course business operations until closing of the sales. MSS has entered into an agreement with its primary lender which provides for funding normal operations through closing of the sale transaction.

     Cash proceeds of these asset sales will be directed to MSS's primary lender to pay down obligations under a joint lending arrangement which includes MSS's corporate parent, International Research & Development Corporation, and certain affiliated corporations. MSS is presently indebted to Michigan National Bank for loans and guaranties in an amount not less than $18 million. Consequently, MSS does not anticipate having sufficient assets to pay a distribution to its unsecured creditors.

     IRDC also announced that following its filing for bankruptcy under Chapter 11 of the United States Bankruptcy Code on September 26, 1995, each of the directors of the Company resigned.